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                                                                    EXHIBIT 10.2



                     SALES AND MARKETING SERVICES AGREEMENT


         This agreement is made as of September 1, 2000 by and between Security Village.com (SV) and Security Associates International, Inc. (SAI) in regard to the provision of sales and marketing services by SAI to SV. The parties hereto agree as follows:

1. SAI will provide said services beginning September 1, 2000 at a price of $85,000 per month.

2. SV will pay $170,000 in advance for September and October prior to August 15, 2000.

3.       This agreement will continue between the parties until the earliest of:
(i) the merger of SAI and SecurityVillage; (ii) the expiration of the Dealer Agreement between SAI and SecurityVillage as defined in the Letter of Intent between the parties; (iii) October 1, 2000 if the Merger Agreement between the parties is not executed; (iv) if SAI is not able to perform the marketing services; or (v) a date as may be mutually agreed by the parties.

4. All systems sold through SAI's marketing efforts will be owned by SecurityVillage. SAI will retain the exclusive right to provide monitoring services for all accounts sold at its lowest rates.




Agreed and accepted by:





/s/ Peter Fidelman                       /s/ James Brannen
--------------------------               ---------------------------------------
Security Village.com, Inc.               Security Associates International, Inc.
Peter Fidelman                           James Brannen
President                                President